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                                 EXHIBIT No. 11
                                  IMATRON INC.
                        Computation of Per Share Earnings
                      (in thousands, except per share data)


                                   Year ended December   Year ended December        Year ended December
BASIC AND DILUTED                       31, 1997            31, 1996                     31, 1995

-----------------------------      ------------------- ---------------------     ----------------------

Weighted average common shares
outstanding                             78,461                  74,406                       57,598
                                   ------------------  ---------------------    ----------------------

Total                                  78,461                  74,406                         57,598
                                   ------------------  ---------------------    ----------------------

Net loss                            $ (11,422)           $     (13,737)              $       (2,449)
                                   ------------------  ---------------------    ----------------------


Basic and diluted
  net loss per share                 $  (0.15)            $      (0.18)              $        (0.04)
                                   =================  =====================    ======================

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                                  SCHEDULE II
                                  IMATRON INC.

                 Valuation and Qualifying Accounts and Reserves
                                 (In thousands)


                                                                Balance at
                                                               Beginning of          Charged to Costs      Balance at End
  Description                                                       Period              and Expenses         of the Period
--------------------------------------------------------     ------------------    ------------------    ----------------

Balances for the year ended December 31, 1995:
   Allowance for doubtful accounts receivable                             $160               $ 11                $ 171
   Allowance for doubtful accounts receivable 1996:                        171                939                1,110
Balances for the year ended December 31, 1997:
   Allowance for doubtful accounts receivable                            1,110              1,648                2,758

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